Exhibit 99.1

Hittite Microwave Corporation (ticker: HITT, exchange: NASDAQ) News Release - July 24, 2008.

Press Release

HITTITE MICROWAVE CORPORATION REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2008

CHELMSFORD, MA - July 24, 2008 - Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the second quarter ended June 30, 2008 of $45.0 million, representing an increase of 19.6% compared with $37.6 million for the second quarter of 2007 and an increase of 4.0% compared with $43.3 million for the first quarter of 2008. Net income for the quarter was $13.5 million, or $0.43 per diluted share, an increase of 10.7% compared with $12.2 million, or $0.39 per diluted share, for the second quarter of 2007, and an increase of 3.2% compared with $13.0 million, or $0.42 per diluted share, for the first quarter of 2008.

“We are pleased with our second quarter results,” said Stephen Daly, Chairman and CEO. “Increased international sales allowed us to achieve our objectives. Our product development team continued to execute, and during the quarter we introduced our eighteenth product line, a new Phase Lock Loop (PLL) product line, which will serve all of our target end markets. In total, we introduced 26 new products during the quarter across all of our product lines, in line with our plan for the year.”

For the second quarter of 2008, revenue from customers in the United States was $18.2 million, or 40% of the company’s total revenue, and revenue from customers outside the United States was $26.8 million, or 60% of total revenue. Gross margin was 70.8% for the second quarter as compared with 71.0% for the second quarter of 2007 and 70.1% for the first quarter of 2008. Operating income for the second quarter was $19.8 million, or 44.0% of revenue. Total cash at the end of the second quarter of 2008 was $186.2 million, an increase for the quarter of $5.0 million.

Business Outlook
The company currently expects revenue for the third quarter ending September 30, 2008 to be in the range of $44.5 million to $45.5 million and net income to be in the range of $13.1 million to $13.5 million, or $0.42 to $0.43 per diluted share.

Webcast and Taped Replay
The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investor Relations page of the Hittite Microwave web site at www.hittite.com and click on the webcast icon located under Conference Calls. A telephonic replay of the call also will be available for one week after the live call by dialing (719) 457-0820, access code 6314790. Following the call, a webcast replay will also be available by visiting the Investor Relations page at www.hittite.com.

About Hittite Microwave Corporation
Hittite Microwave is an innovative designer and developer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, data converters, frequency dividers and detectors, frequency multipliers, high speed digital logic, interface, mixers and converters, modulators and demodulators, oscillators, passives, phase lock loop (PLL), phase shifters, power detectors, sensors, switches, synthesizers and variable gain amplifiers. Hittite’s products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995
Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of our new products; our ability to assess market requirements accurately; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; our ability to manage our growth and costs effectively; our belief that growth and expansion of our business will continue into 2008; protection of our intellectual property; the growth and fiscal strength of our end markets; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2008, as filed with the Securities and Exchange Commission.

Contact: William W. Boecke, V.P. and Chief Financial Officer (978-250-3343)

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$186,212	$65,735
Available-for-sale investments	-	99,007
Accounts receivable, net	25,831	22,253
Inventories	11,744	14,129
Deferred costs	214	242
Income taxes receivable	1,000	1,072
Prepaid expenses and other current assets	1,175	677
Deferred taxes	5,007	4,281
Total current assets	231,183	207,396
Property and equipment, net	18,825	18,824
Other assets	8,178	8,275
Total assets	$258,186	$234,495

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,052	$2,647
Accrued expenses	7,564	6,121
Income taxes payable	-	-
Deferred revenue and customer advances	3,176	6,098
Total current liabilities	12,792	14,866
Long-term income taxes payable	3,268	3,180
Deferred taxes	157	156
Total liabilities	16,217	18,202
Total stockholders' equity	241,969	216,293
Total liabilities and stockholders' equity	$258,186	$234,495

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$45,038	$37,647	$88,330	$73,977
Cost of revenue	13,149	10,929	26,084	21,350
Gross profit	31,889	26,718	62,246	52,627
	70.8%	71.0%	70.5%	71.1%
Operating expenses:
Research and development	5,862	4,571	11,574	8,980
Sales and marketing	4,027	3,170	8,033	6,036
General and administrative	2,198	1,712	4,165	3,456
Total operating expenses	12,087	9,453	23,772	18,472
Income from operations	19,802	17,265	38,474	34,155
	44.0%	45.9%	43.6%	46.2%

Interest and other income, net	720	1,280	1,879	2,460
Income before income taxes	20,522	18,545	40,353	36,615
Provision for income taxes	7,060	6,382	13,841	12,460
Net income	$13,462	$12,163	$26,512	$24,155

Earnings per share:
Basic	$0.44	$0.40	$0.86	$0.79
Diluted	$0.43	$0.39	$0.85	$0.77

Shares used in the calculation of earnings per share:
Basic	30,769	30,643	30,748	30,570
Diluted	31,351	31,266	31,311	31,202